Exhibit 99.31

EXECUTION VERSION

SEVENTH AMENDMENT TO MASTER NOTE PURCHASE AGREEMENT

This SEVENTH AMENDMENT TO MASTER NOTE PURCHASE AGREEMENT (this “Amendment”) is made as of June 27, 2025 (the “Seventh Amendment Effective Date”), by and among ONTRAK, INC., a Delaware corporation (the “Company”), as issuer, certain of its Subsidiaries, as Guarantors, and ACUITAS CAPITAL LLC, a Delaware limited liability company (“Purchaser”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”). Capitalized terms used in this Amendment (including the Recitals), to the extent not otherwise defined herein, shall have the same meaning as in the Note Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company, certain of its Subsidiaries, Purchaser and the Collateral Agent are party to that certain Master Note Purchase Agreement, dated as of April 15, 2022, as amended by that certain First Amendment to Master Note Purchase Agreement made as of August 12, 2022, that certain Second Amendment to Master Note Purchase Agreement made as of November 19, 2022, that certain Third Amendment to Master Note Purchase Agreement made as of December 30, 2022, that certain Fourth Amendment to Master Note Purchase Agreement made as of June 23, 2023, that certain Fifth Amendment to Master Note Purchase Agreement made as of October 31, 2023, and that certain Sixth Amendment to Master Note Purchase Agreement dated as of March 28, 2024 (the “Sixth Amendment”) (as further amended by the Letter Agreements (as defined below), the “Existing Agreement”);

WHEREAS, the Company and Purchaser are parties that certain agreement dated August 13, 2024, the Company, Purchaser and Terren S. Peizer are parties to that certain agreement entered into as of April 8, 2025, and the Company and Purchaser are parties that certain agreement dated May 19, 2025 (the “May 2025 Agreement”) (collectively, the “Letter Agreements”);

WHEREAS, the Existing Agreement as amended by this Amendment and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, is referred to as the “Keep Well Agreement”);

WHEREAS, among other things, under the May 2025 Agreement, subject to the terms and conditions thereof, Purchaser committed to purchase $5.0 million in principal amount of Demand Notes, and as of the Seventh Amendment Effective Date, Purchaser has purchased $1,550,000 in principal amount of such Demand Notes;

WHEREAS, subject to the terms contained herein, effective as of the Seventh Amendment Effective Date, the Company and Purchaser desire to terminate their respective rights and obligations under the May 2025 Agreement; and

WHEREAS, subject to the terms contained herein, the Company and Purchaser are willing to amend the terms and conditions of the Existing Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, in each case, effective as of the Seventh Amendment Effective Date:

1.                   Defined Terms.

1.1                Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Existing Agreement.

1.2                The following defined terms in the Existing Agreement are hereby amended and restated in their entirety to read as set out below:

“Notes” means, collectively, the Surviving Note and the Demand Notes (including, for the avoidance of doubt, the Demand Notes issued pursuant to the Seventh Amendment).

1.3                The Existing Agreement is hereby amended to include the following new defined terms:

“Seventh Amendment Demand Note” means each senior secured convertible promissory note issued and sold by the Company to Purchaser pursuant to the Seventh Amendment.

“Seventh Amendment” means the Seventh Amendment to Master Note Purchase Agreement, dated as of June 27, 2025, by and among the Company, certain of its Subsidiaries, Purchaser and the Collateral Agent.

“Seventh Amendment Effective Date” shall have the meaning given such term in the Seventh Amendment.

“Seventh Amendment Stockholder Approval” means the approval by the Company’s stockholders, in accordance with the Listing Rules, of (A) the issuance of the Seventh Amendment Demand Notes, the Demand Warrants to be issued in connection with the Seventh Amendment Demand Notes and the Warrants to be issued upon conversion of the Seventh Amendment Demand Notes, (B) the amendment to the Amended Demand Notes contemplated by the Seventh Amendment, (C) the issuance of the shares of the Company’s common stock upon conversion or exercise, as applicable, of the Seventh Amendment Demand Notes, the Demand Warrants to be issued in connection with the Seventh Amendment Demand Notes, Amended Demand Notes, and the Warrants to be issued upon conversion of the Seventh Amendment Demand Notes, and (D) any other terms of this Amendment that require approval of the Company’s stockholders under the Listing Rules.

“Seventh Amendment Stockholder Approval Effectiveness Date” means the earliest date on which the corporate actions approved by Seventh Amendment Stockholder Approval may be taken under applicable law, including Rule 14c-2 promulgated under the Exchange Act.

2.                   Termination of May 2025 Agreement. The Company and Purchaser hereby agree that, effective as of the Seventh Amendment Effective Date, all rights and obligations of the Company and Purchaser under the May 2025 Agreement are terminated.

3.                   Purchase of Additional Demand Notes.

3.1                In accordance with Section 3.2 and subject to Section 3.4 and Section 4, (a) Purchaser hereby commits to purchase $8,450,000 in principal amount of Demand Notes (the “Committed Seventh Amendment Demand Notes”) and (b) Purchaser may (but shall have no obligation to) purchase additional Demand Notes (the “Uncommitted Seventh Amendment Demand Notes” and, together with the Committed Seventh Amendment Demand Notes, the “Seventh Amendment Demand Notes”).

3.2

(A)               Subject to Section 3.4 and Section 4, any time, and from time to time, the Company may deliver a written notice to Purchaser executed by the Company’s Chief Executive Officer or Chief Financial Officer (such executed notice, a “Funding Notice”) requesting that Purchaser purchase a Committed Seventh Amendment Demand Note in a principal amount of up to $1.5 million (but no more than the principal amount of Committed Seventh Amendment Demand Notes not theretofore purchased by Purchaser), and, within 5 business days of receipt of such notice, Purchaser shall purchase such Committed Seventh Amendment Demand Note.

(B)                Following the time that Purchaser has purchased all $8,450,000 in principal amount of Committed Seventh Amendment Demand Notes, subject to Section 3.4 and Section 4, any time, and from time to time, the Company may deliver a Funding Notice to Purchaser requesting that Purchaser purchase an Uncommitted Seventh Amendment Demand Note in a principal amount of up to $1.5 million, and Purchaser may (but shall have no obligation to) purchase such Uncommitted Seventh Amendment Demand Note. If Purchaser does not purchase the applicable Uncommitted Seventh Amendment Demand Note within 5 business days of receipt of the applicable Funding Notice, the Company may withdraw the applicable Funding Notice by providing written notice to Purchaser that the Company is withdrawing the applicable Funding Notice, and if so withdrawn, Purchaser may not purchase the applicable Uncommitted Seventh Amendment Demand Note without the Company’s written consent.

3.3                Purchaser and the Company agree that the agreements set forth in Sections 3.1 and Section 3.2 with respect to the Committed Seventh Amendment Demand Notes constitute an alternative agreement of the parties with respect to Draw Downs Nos. 10 through 13 contemplated by Section 3.2 of the Sixth Amendment.

3.4                Notwithstanding anything to the contrary herein or in the Existing Agreement: (i) the Company may not request, without Purchaser’s consent, that Purchaser purchase more than $1.5 million in principal amount of Seventh Amendment Demand Notes within any 30-day period; and (ii) the Company may not request that Purchaser purchase more than $8,450,000 in aggregate principal amount of Committed Seventh Amendment Demand Notes.

4.                   Absence of a Material Adverse Change. Notwithstanding anything to the contrary herein or in the Existing Agreement, the obligation of Purchaser to purchase a Seventh Amendment Demand Note is subject to the condition that, since the Seventh Amendment Effective Date, there shall not have been any material adverse change (or any event or events that, individually or in the aggregate, with or without lapse of time, could reasonably be expected to result in a material adverse change) in the results of operations, business operations, properties, assets, condition (financial or otherwise), customer relations, business activities or business prospects of the Company and its Subsidiaries, taken as a whole.

5.                   Funding Notice. In order for a Funding Notice delivered under Section 3.2 to be valid and effective, it must contain a certification on behalf of the Company stating that absent obtaining the funds requested by the applicable Funding Notice, the Company will not have sufficient unrestricted cash to pay and discharge, when due and payable, the Company Obligations for the 30-day period following the date such Funding Notice is delivered.

6.                   Form of Seventh Amendment Demand Notes. The Seventh Amendment Demand Notes shall be in the same form as the Demand Notes issued under the Sixth Amendment except that Section 3.2(A) of the Seventh Amendment Demand Notes shall read as set forth below:

“The conversion price in effect on any Conversion Date shall be equal to the lesser of (i) $0.9726, subject to adjustment in accordance with Section 3.2(B), and (ii) the greater of (a) the consolidated closing bid price of the Company’s common stock as reported on the Exchange on the Trading Day that is immediately prior to the applicable Conversion Date and (b) $0.3242, subject to adjustment in accordance with Section 3.2(B) (the “Conversion Price”).”

7.                   Commitment to Not Call the Demand Notes or Seventh Amendment Demand Notes. Purchaser agrees not to, and to cause any holder of any Demand Note or Seventh Amendment Demand Note not to, exercise its right to require that any amounts due under any Demand Note or Seventh Amendment Demand Note be paid until the earlier of (a) September 1, 2026 and (b) 30 days following the date on which Purchaser has purchased $8,450,000 in principal amount of Seventh Amendment Demand Notes.

8.                   Reserved.

9.                   Adjustments to Other Warrants. The Company and Purchaser hereby acknowledge that the entry into this Amendment may result in a reduction of the exercise price of (a) the warrants the Company issued to Purchaser under the Keep Well Agreement, (b) the warrant the Company issued to Humanitario Capital LLC on November 14, 2023, and (c) the warrants the Company issued to the investors in the public offering the Company completed on November 14, 2023 (the “Public Offering Investors”), in each case, in accordance with the terms of the Consent and Waiver Agreements being entered into as of the Seventh Amendment Effective Date between the Company and Purchaser, Humanitario Capital LLC and the Public Offering Investors, and, if the exercise price is reduced, the number of shares of the Company’s common stock subject to such warrants will increase proportionally such that after such reduction of the exercise price, the aggregate exercise price payable under such warrants for the adjusted number of shares will be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained therein).

10.                 Net Equity Proceeds. Notwithstanding anything to the contrary in the Existing Agreement or any other agreement to which the Company and Purchaser are a party, Purchaser hereby waives any right to require that any Net Equity Proceeds be applied to pay any amounts due under any of the Demand Notes before any amounts due thereunder become due and payable (for the avoidance of doubt, after giving effect to Section 7).

11.                 Offset Right

11.1              Notwithstanding Purchaser’s commitment to purchase the Committed Seventh Amendment Demand Notes, to the extent the Company receives any Net Equity Proceeds on or after the date of this Amendment, Purchaser, in its sole discretion, shall have the right to elect to reduce the amount of the Committed Seventh Amendment Demand Notes to be purchased, on a dollar-for-dollar basis (such right, the “Committed Seventh Amendment Demand Notes Offset Right”). To exercise the Committed Seventh Amendment Demand Notes Offset Right, Purchaser must deliver written notice of its election to exercise the Committed Seventh Amendment Demand Notes Offset Right to the Company, which notice must state the dollar amount of Committed Seventh Amendment Demand Notes Purchaser is electing not to purchase, no later than the date that is 10 business days after the date on which the Company provides written notice to Purchaser that the Company received Net Equity Proceeds and the amount thereof.

11.2              For the avoidance of doubt, the Committed Seventh Amendment Demand Notes Offset Right does not alter or change any of the rights or obligations of the Company or Purchaser under Section 3.2 of the Sixth Amendment or Section 3 of this Amendment but rather only reduces the amount of the Committed Seventh Amendment Demand Notes to be purchased pursuant to Section 3 of this Amendment.

12.                Amendment to Certain Demand Notes. Effective as of the Seventh Amendment Stockholder Approval Effectiveness Date, Section 3.2(A) of each of the Demand Notes issued on March 28, 2025, May 9, 2025, and May 27, 2025 (collectively, the “Amended Demand Notes”) shall be amended in its entirety to read as follows:

“The conversion price in effect on any Conversion Date shall be equal to the lesser of (i) $[__], subject to adjustment in accordance with Section 3.2(B), and (ii) the greater of (a) the consolidated closing bid price of the Company’s common stock as reported on the Exchange on the Trading Day that is immediately prior to the applicable Conversion Date and (b) one-third of the dollar amount in clause (i) above, subject to adjustment in accordance with Section 3.2(B) (the “Conversion Price”).”

The dollar amount in clause (i) above shall be $1.48 for the Demand Note issued on March 28, 2025, $1.64 for the Demand Note issued on May 9, 2025, and $1.59 for the Demand Note issued on May 27, 2025. This Amendment shall be deemed to be, and interpreted, as an amendment to the Amended Demand Notes outstanding as of the Seventh Amendment Stockholder Approval Effectiveness Date.

13.                 Conversion Shares. Notwithstanding anything herein to the contrary or in the Existing Agreement, the Company shall not issue any Conversion Shares in connection with the conversion of any Seventh Amendment Demand Note or Amended Demand Note, and Purchaser shall not have any right to receive any such Conversion Shares, unless and until the Seventh Amendment Stockholder Approval Effectiveness Date occurs.

14.                 Demand Warrants.

14.1              For the avoidance of doubt, subject to Section 14.2, in connection with each Demand Note purchased by Purchaser from the Company (including, for the avoidance of doubt, each Seventh Amendment Demand Note), the Company shall issue to Purchaser (or an entity affiliated with Purchaser, as designated by Purchaser) a Demand Warrant. The number of shares of the Company’s common stock underlying each Demand Warrant shall be equal to (y) the product of the principal amount of the applicable Demand Note and 200% divided by (z) the initial exercise price of the applicable Demand Warrant.

14.2              Notwithstanding anything to the contrary herein or in the Existing Agreement, the Company shall not issue any Demand Warrant in connection with the issuance of any Demand Note issued after the initial $15.0 million in aggregate principal amount of Demand Notes issued hereunder or under the Existing Agreement, and Purchaser shall not have the right to receive any such Demand Warrant, unless and until the Seventh Amendment Stockholder Approval Effectiveness Date occurs. As promptly as practicable following the Seventh Amendment Stockholder Approval Effectiveness Date, the Company shall issue to Purchaser each Demand Warrant that would have been issued to Purchaser through and including the Seventh Amendment Stockholder Approval Effectiveness Date.

14.3              Section 4.2 of the Sixth Amendment shall be amended and restated in its entirety to read as follows (with retroactive effect to the Sixth Amendment Effective Date): “Each Demand Warrant shall have a term of five (5) years and an initial exercise price equal to (a) in the case of the Demand Warrants issued in connection with the Initial Demand Note and in respect of the next $3.0 million of principal amount of Demand Notes purchased by Purchaser (for the avoidance of doubt, if such Demand Notes are actually purchased by Purchaser), the lesser of (i) $0.36 and (ii) the greater of (x) the consolidated closing bid price of the Company’s common stock as reported on the Exchange immediately preceding the time the applicable Demand Note is deemed issued by the Company and (y) $0.12, and (b) in the case of the Demand Warrants issued in connection with any subsequent Demand Notes (for the avoidance of doubt, if such Demand Notes are actually purchased by Purchaser), the consolidated closing bid price of the Company’s common stock as reported on the Exchange immediately preceding the time on the date on which the Company receives the funds evidenced by the applicable Demand Note is deemed issued by the Company, which initial exercise price shall, in each case of clauses (a) and (b) above, be subject to further adjustment in accordance with its terms; provided, however, that (a) if the exercise price of the Public Offering Warrants after giving effect to all adjustments thereto in accordance with the terms thereof, including, without limitation, as a result of the issuance of the applicable Demand Note and/or Demand Warrant, is lower than the initial exercise price of such Demand Warrant, the exercise price of such Demand Warrant shall be reduced to the exercise price of the Public Offering Warrants, as so adjusted, and shall be subject to further adjustment in accordance with its terms, and (b) simultaneously with any adjustment to the exercise price of such Demand Warrant in accordance with clause (a), the number of shares of common stock that may be purchased upon exercise of such Demand Warrant shall be increased proportionately, so that after such adjustment the aggregate exercise price payable for the adjusted number of shares of common stock shall be the same as the aggregate exercise price in effect immediately prior to such adjustment, but only to the extent that the number of shares that may be purchased upon exercise of the Public Offering Warrants is similarly adjusted.”

15.                 Amendment to Section 10.5(c)(v). Section 10.5(c)(v) of the Existing Agreement is hereby amended in its entirety to read as follows: “amend, modify, terminate or waive any provision of Section 9 as the same directly or indirectly applies to Collateral Agent, or any other provision hereof as the same directly or indirectly applies to the rights or obligations of Collateral Agent, in each case in any manner adverse to Collateral Agent, without the consent of Collateral Agent.”

16.                 Reservation of Common Stock. From and after the date hereof, the Company shall reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of the Company’s common stock for the purpose of enabling the Company to issue shares of its common stock upon exercise and conversion, as applicable, of the Warrants and the Notes.

17.                 Form D. The Company agrees to timely file a Form D with respect to the equity securities being offered and sold by the Company under this Amendment (except to the extent already covered by a previously filed Form D) as required under Regulation D under the Securities Act and to provide a copy thereof to Purchaser promptly upon request. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify such securities for, sale to Purchaser under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions to Purchaser promptly upon request.

18.                 Acknowledgment of Dilution. The Company acknowledges that the issuance of the securities being offered and sold by the Company under this Amendment may result in dilution of the outstanding shares of the Company’s common stock, which dilution may be substantial. The Company further acknowledges that its obligations under the Note Documents, including, without limitation, its obligation to issue the shares of its common stock upon conversion of the Demand Notes and upon exercise of the Demand Warrants, are unconditional and absolute (except to the extent expressly subject to Seventh Amendment Stockholder Approval) and are not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

19.                 Stockholder Approval. The Company hereby agrees to seek the Seventh Amendment Stockholder Approval. As promptly as practicable after the execution of this Amendment, the Company shall file a preliminary information statement related to the Seventh Amendment Stockholder Approval, and the Company shall thereafter mail a definitive information statement to the Company’s stockholders in accordance with the rules of the SEC. If for any reason the Company cannot obtain the Seventh Amendment Stockholder Approval via written consent (including any objection to such process by the staff of the Exchange), the Company shall hold its annual meeting of stockholders or a special meeting of stockholders (each, the “Seventh Amendment Stockholder Meeting”) at the earliest practical date following the determination that the Seventh Amendment Stockholder Approval by written consent is not feasible (and in event not later than 60 days after the date hereof (the “Stockholder Meeting Deadline”), and the Company shall file a preliminary and definitive proxy statement for the Seventh Amendment Stockholder Meeting as promptly as practicable thereafter and shall hold the Seventh Amendment Stockholder Meeting for the purpose of obtaining the Seventh Amendment Stockholder Approval, with the recommendation of the Company’s board of directors to the Company’s stockholders that such stockholders vote in favor of the matters contemplated by the Seventh Amendment Stockholder Approval, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as the Company has historically solicited proxies at its annual meetings of stockholders for management proposals in such proxy statements, and all management-appointed proxyholders shall vote their proxies in favor of such matters. If, despite the Company's reasonable best efforts the Seventh Amendment Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall cause an additional stockholder meeting to be held within 90 days after the Stockholder Meeting Deadline. If, despite the Company's reasonable best efforts the Seventh Amendment Stockholder Approval is not obtained at such subsequent stockholder meeting, the Company shall cause an additional stockholder meeting to be held semi-annually thereafter until the Seventh Amendment Stockholder Approval is obtained. In accordance with the Company’s bylaws and the Listing Rules, the voting standard at the Seventh Amendment Stockholder Meeting for the proposals to approve the matters contemplated by the Seventh Amendment Stockholder Approval will be the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Further and in accordance with the Listing Rules, Purchaser and its Affiliates will be permitted to vote all shares of the Company’s common stock owned by them as of the record date for the Seventh Amendment Stockholder Meeting at such meeting on the matters contemplated by the Seventh Amendment Stockholder Approval.

20.                Fees and Expenses. The Company shall reimburse Purchaser and the Collateral Agent for all reasonable and documented fees and expenses of counsel incurred by Purchaser and its Affiliates and the Collateral Agent, respectively, in connection with the evaluation, negotiation, preparation, execution and delivery of this Amendment and the consummation of the transactions contemplated hereby; provided, however, that the Company shall not be required to reimburse Purchaser for an aggregate amount greater than $25,000. Except as set forth in the immediately preceding sentence, each party shall be responsible for all costs and expenses incurred by it in connection with the evaluation, negotiation, preparation, execution and delivery of this Amendment and the consummation of the transactions contemplated hereby.

21.                 Security. Each Note Party expressly acknowledges and agrees that all collateral, security interests, liens, pledges and mortgages granted to the Collateral Agent for the benefit of the Secured Parties in connection with the Existing Agreement, this Amendment, or hereafter granted to the Collateral Agent for the benefit of the Secured Parties, and all other supplements to the Existing Agreement or any other Note Document, shall extend to and cover all of the Obligations of the Note Parties to Purchasers, now existing or hereafter arising, including, without limitation, those arising in connection with the Existing Agreement, as amended by this Amendment, and the Surviving Note, upon the terms set forth in such agreements, and all of such security interests, liens, pledges, and mortgages are hereby ratified, reaffirmed, confirmed and approved. Each Note Party hereby restates, ratifies and reaffirms each and every term and condition set forth in the Existing Agreement, as amended hereby, and the other Note Documents, effective as of the date hereof, including, without limitation, the grant of security interests and liens by the Company and the other Note Parties under the Collateral Documents and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. The validity and enforceability of any appointment of the Collateral Agent as proxy or attorney-in-fact under any Collateral Document is ratified and reaffirmed as of the date hereof, which appointment remains IRREVOCABLE and coupled with an interest until the Payment in Full of all Secured Obligations, for the purpose of carrying out the provisions of the Collateral Documents, in accordance with the terms of, and to the extent provided in, such Collateral Documents.

22.                 Representations and Warranties. Each Note Party represents and warrants to Purchaser and the Collateral Agent as follows:

22.1              it has all necessary power and authority to execute and deliver this Amendment and the documents contemplated hereby, and perform its obligations hereunder and thereunder;

22.2              this Amendment, the documents contemplated hereby and the Existing Agreement, as amended hereby, constitute the legal, valid and binding obligations of such Note Party and are enforceable against such Note Party in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in an proceeding in equity or at law) and/or principles of good faith and fair dealing;

22.3              the execution, delivery or performance by such Note Party of this Amendment or any document contemplated herein are within its powers, have been duly authorized by all necessary action pursuant to its organizational documents (but not pursuant to the Listing Rules), require no further action by or in respect of, or filing with, any governmental authority (subject to compliance with Section 17) and do not violate, conflict with or cause a breach or a default under (x) any law or any of the organizational documents of such Note Party or (y) any agreement or instrument binding upon it, except for such violations, conflicts breaches or defaults as could not, with respect to this clause (y), reasonably be expected to have a Material Adverse Effect;

22.4              both immediately before and immediately after giving effect to this Amendment and the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing as of the date hereof;

22.5              as of the date hereof, and after giving effect to this Amendment and the transactions contemplated hereby (including the purchase by Purchaser of all of the Demand Notes contemplated by Section 3), the representations and warranties of the Note Parties contained in the Existing Agreement and any Note Document are true and correct in all material respects (provided that if such representation or warranty is by its terms qualified by concepts of materiality, such representation and warranty are true and correct in all respects) on and as of the date hereof, in each case except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties are true and correct in all material respects (subject to the foregoing parenthetical with respect to materiality) as of such earlier date;

22.6              such Note Party shall not be a party to any agreement or other arrangement that prohibits the grant, creation, assumption or perfection of any Lien upon such Note Party’s properties or assets, whether now owned or hereafter acquired, to secure the Obligations; and

22.7              since March 31, 2025, there has been no Material Adverse Effect.

23.                 Investment Representations by Purchaser. Purchaser hereby represents and warrants to the Company that Purchaser (i) is an “accredited investor”, as that term is defined in Regulation D under the Securities Act, (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the transactions contemplated hereby and the suitability thereof for Purchaser, (iii) is a sophisticated purchaser with respect to the Seventh Amendment Demand Notes, (iv) is able to bear the economic risk associated with the Seventh Amendment Demand Notes, (v) has had an opportunity to ask questions of the principal officers and representatives of Company and to obtain any additional information necessary to permit an evaluation of the benefits and risks associated with the investments to be made hereby, (vi) has been provided adequate information concerning the business and financial condition of Company to make an informed decision regarding the transactions contemplated hereby, (vii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of securities of the type contemplated in this Amendment, and (viii) has independently and without reliance upon Company, and based on such information as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Amendment, except that Purchaser has relied upon Company’s express representations and warranties in this Amendment.

24.                 Reference to, and Effect on, Note Purchase Agreement and the Note Documents.

24.1              Ratification of Note Purchase Agreement and the Note Documents. Except as specifically amended above or in connection with this Amendment (as applicable), the Existing Agreement and the Note Documents shall remain in full force and effect. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not effect a novation of the Existing Agreement or any Note Document. Each Note Party hereby ratifies and reaffirms each of the terms and conditions of the Existing Agreement, as amended hereby, and the Note Documents, as amended in connection herewith, to which it is a party and all of its obligations thereunder.

24.2              No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Collateral Agent or any Purchaser under the Existing Agreement or any of the Note Documents.

24.3              References. Upon the effectiveness of this Amendment each reference in (i) the Existing Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (ii) any Note Document to “the Note Purchase Agreement,” or words of similar import shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Existing Agreement, as amended hereby.

25.                Incorporation of Note Purchase Agreement Provisions. The provisions contained in Section 10.14 (Applicable Law), Section 10.15 (Consent to Jurisdiction) and Section 10.16 (Waiver of Jury Trial) of the Appendix (Exhibit A) to the Existing Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

26.                 Conflict. If there is an express conflict between the terms of this Amendment and the terms of the Existing Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control. If there is an express conflict between the terms of this Amendment and the terms of any other Note Document, the terms of this Amendment shall govern and control.

27.                 Entire Agreement. The Existing Agreement, as amended by this Amendment, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

28.                 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of a portable document file (also known as a .pdf file) of an executed counterpart signature page shall be effective as a manually executed counterpart signature hereof.

29.                 Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

30.                 Status as a Note Document. This Amendment constitutes a Note Document.

31.                 Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or to be taken into consideration in interpreting, this Amendment.

32.                 Successors and Assigns. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

33.                 Recitals. The Recitals constitute statements of the Company and Purchaser, and not statements of the Collateral Agent.

34.                 Collateral Agent. By its execution hereof, Purchaser authorizes and directs the Collateral Agent to enter into this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ISSUER:
ONTRAK, INC.

By:	/s/ Brandon H. LaVerne
Name:	Brandon H. LaVerne
Title:	Chief Executive Officer

GUARANTORS:
LIFEDOJO INC.

By:	/s/ Brandon H. LaVerne
Name:	Brandon H. LaVerne
Title:	President

LD ACQUISITION HOLDINGS, INC.

By:	/s/ Brandon H. LaVerne
Name:	Brandon H. LaVerne
Title:	President

PURCHASER:
ACUITAS CAPITAL LLC

By:	/s/ Terren S. Peizer
Name:	Terren S. Peizer
Title:	Chairman

COLLATERAL AGENT:
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Fonda Hall
Name:	Fonda Hall
Title:	Vice President